Exhibit 99.4

FORM OF NOTICE TO CLIENTS OF STOCKHOLDERS WHO ARE ACTING AS NOMINEES

[Letterhead of Dealer, Bank, Trust Company or Nominee]

January     , 2010

To Our Clients:

Enclosed for your consideration are the Prospectus, dated January     , 2010 (the “Prospectus”) and other materials relating to the rights offering (the “Rights Offering”) by Lighting Science Group Corporation (the “Company”) of units of the Company’s securities (the “Units”), pursuant to non-transferable subscription rights (the “Subscription Rights”) to all holders of record (“Holders”) of shares of the Company’s common stock, 6% Convertible Preferred Stock, Series B Preferred Stock and warrants to purchase its common stock (collectively, the “Eligible Securities”), as of January 15, 2010 (the “Record Date”).

Each Unit will consist of one share of Series D Non-Convertible Preferred Stock (the “Series D Preferred Stock”) and that portion of a warrant (the “Warrant”) representing the right to purchase one share of the Company’s common stock at an exercise price of $6.00 per share. The Subscription Rights, Series D Preferred Stock and Warrants are described in the Company’s Prospectus.

In the Rights Offering, the Company is offering an aggregate of up to 25,268,193 Units consisting of an aggregate of 25,268,193 shares of Series D Preferred Stock and Warrants representing the right to purchase up to an aggregate of 25,268,193 shares of common stock.

The Subscription Rights may be exercised at any time during the subscription period, which commences on January 20, 2010 and ends at 5:00 p.m., New York City time, on February 19, 2010, unless extended by the board of directors of the Company (as may be extended, the “Expiration Date”). No fractional Subscription Rights or cash in lieu thereof will be issued or paid. If applicable, the number of Subscription Rights distributed to each Holder will be rounded down to the nearest whole number in order to avoid issuing fractional Subscription Rights. Further, no fractional Units will be issued in the Rights Offering. If a Holder’s Subscription Rights will allow him or her to purchase a fractional Unit, he or she may exercise his or her Subscription Rights only by rounding down to and paying for the nearest whole Unit or by paying for any lesser number of whole Units.

Each whole Subscription Right is exercisable, upon payment of $1.006 in cash (the “Subscription Price”), to purchase 1.8 units (the “Basic Subscription Right”). As described in the accompanying Prospectus, you will receive one Subscription Right for each share of common stock carried by us in your account as of the Record Date or issuable to you upon the conversion or exercise of Eligible Securities carried by us in your account as of the Record Date.

Holders who fully exercise their Basic Subscription Rights will be entitled to subscribe for additional Units that remain unsubscribed as a result of any unexercised Basic Subscription Rights (the “Over-Subscription Rights”). The Over-Subscription Rights allow each Holder to subscribe for an additional amount equal to up to 200% of the Units for which such Holder was otherwise entitled to subscribe. If an insufficient number of Units are available to satisfy fully the Over-Subscription Right requests, the available Units will be distributed proportionately among Holders who exercised their Over-Subscription Rights based on the number of unsubscribed Units each Holder subscribed for under the Over-Subscription Right.

The Subscription Rights are evidenced by non-transferable subscription rights certificates (the “Subscription Certificates”) and will be null and void on the Expiration Date.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF ELIGIBLE SECURITIES HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR

NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Units to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and other materials. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Eastern Time, on the Expiration Date. You are encouraged to forward your instructions to us at least five business days before the Expiration Date (or earlier if you intend to pay the Subscription Price by uncertified personal check) to allow us ample time to act upon your instructions. Once you exercise your Subscription Rights, you cannot revoke the exercise of either your Basic or Over-Subscription Rights.

If you wish to have us, on your behalf, exercise the Subscription Rights for any Units to which you are entitled, please so instruct us by timely completing, executing, and returning to us the Beneficial Owner Election Form attached to this letter.

If you have any questions concerning the Rights Offering, please feel free to contact us at [                    ].

Very truly yours,

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